Exhibit 10.1

BATTALION OIL CORPORATION

PREFERRED STOCK REPURCHASE AND CONVERSION AGREEMENT

This Preferred Stock Repurchase and Conversion Agreement (this “Agreement”), dated August 7, 2026, is made by and between Gen IV Investment Opportunities, LLC, a Delaware limited liability company (“Seller”) and Battalion Oil Corporation, a Delaware corporation (the “Company”).

WHEREAS, Seller is the holder of 5,138 shares of the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”);

WHEREAS, Seller is the holder of 7,810 shares of the Company’s Series A-1 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”);

WHEREAS, Seller is the holder of 6,630 shares of the Company’s Series A-2 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock”);

WHEREAS, Seller is the holder of 3,789 shares of the Company’s Series A-3 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-3 Preferred Stock”);

WHEREAS, Seller is the holder of 3,789 shares of the Company’s Series A-4 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-4 Preferred Stock” and, collectively with the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock, the “Preferred Stock”);

WHEREAS, the rights, preferences and privileges of each series of Preferred Stock are governed by the applicable Certificate of Designation (each, a “Certificate of Designation”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell and transfer to the Company, and the Company desires to purchase from Seller, 5,138 shares of the Series A Preferred Stock (the “Series A Repurchase Shares”) and 6,578.11 shares of the Series A-1 Preferred Stock (the “Series A-1 Repurchase Shares” and, together with the Series A Repurchase Shares, the “Repurchase Shares”);

WHEREAS, the Certificate of Designations applicable to the Repurchase Shares requires that the Company obtain the consent of the holders of at least two-thirds (66 2/3%) of the then outstanding shares of each series of Preferred Stock, voting as separate classes, to effect the repurchase thereof other than, among other things, pro rata offers to purchase all, or a pro rata portion of, such Parity Stock (as defined therein);

WHEREAS, the Company has provided a notice to the other holders of Preferred Stock to provide such holders with the opportunity to participate, on the same economic terms and on a pro rata basis, in the Repurchase (as defined below) contemplated hereby, and none of such holders of Preferred Stock (other than Seller) have elected to participate in such Repurchase on the terms set forth herein;

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller elects to convert, and the Company agrees to effect the conversion of, 1,231.89 shares of the Series A-1 Preferred Stock, 6,630 shares of the Series A-2 Preferred Stock, 3,789 shares of the Series A-3 Preferred Stock and 3,789 shares of the Series A-4 Preferred Stock (collectively, the “Converting Shares” and, together with the Repurchase Shares, the “Shares”) into an aggregate of 3,494,258 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”); and

WHEREAS, following the consummation of the transactions contemplated by this Agreement (the “Closing”), the Seller shall not hold any shares of Preferred Stock.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Repurchase of Shares.
1.1Repurchase.  On the terms and subject to the conditions of this Agreement, on the date of this Agreement, Seller hereby sells and transfers to the Company, and the Company agrees to purchase and acquire from Seller, (a) the Series A Repurchase Shares at a price per share of $1,685.2505 and (b) the Series A-1 Repurchase Shares at a price per share of $1,572.0604, for an aggregate purchase price of $19,000,000.00 (the “Purchase Price” and such transactions, the “Repurchase”).
1.2Seller Deliveries.  Subject to the terms and conditions of this Agreement, on the date of this Agreement, Seller will deliver to the Company (a) a duly executed stock power, in the form attached hereto as Exhibit A, executed by Seller in favor of the Company with respect to the Repurchase Shares, (b) a duly executed IRS Form W-9 and (c) a duly executed Lock-Up Agreement (as defined below).
1.3Company Delivery of Purchase Price.  Subject to the terms and conditions of this Agreement, on the date of this Agreement, the Company will deliver to Seller the Purchase Price by wire transfer of immediately available funds in accordance with the wire instructions provided by Seller to the Company on or about the date hereof.
1.4Assignment.  Effective upon the delivery of the Purchase Price to Seller, Seller assigns to the Company all of Seller’s rights, title, and interest in and to the Repurchase Shares, and Seller shall cease to be the holder of the Repurchase Shares. Seller acknowledges and agrees that the Purchase Price represents the only amount due and payable in respect of the Repurchase Shares and is paid in full satisfaction thereof.
1.5Retirement of Repurchase Shares.  Immediately following the Closing, the Company shall retire and cancel the Repurchase Shares, and the Repurchase Shares shall cease to be issued and outstanding.

2.Conversion of Shares.
2.1Conversion. On the terms and subject to the conditions of this Agreement, effective as of the date hereof, Seller hereby irrevocably elects to convert, and the Company agrees to effect the conversion of, the Converting Shares into the aggregate number of shares of Common Stock (the “Converted Common Shares”) as set forth on Schedule I attached hereto (the “Conversion”). Schedule I sets forth, for each applicable series of Preferred Stock, the number of Converting Shares, the applicable Conversion Ratio and the corresponding number of Converted Common Shares to be issued upon such Conversion.
2.2Seller Deliveries. Notwithstanding anything in the applicable Certificate of Designations to the contrary, the Company hereby acknowledges and agrees that the Seller shall not be required to deliver a Conversion Notice (as defined in each applicable Certificate of Designation) in respect of the conversion of the Converting Shares.
2.3Company Delivery of Converted Common Shares. Subject to the terms and conditions of this Agreement, the Company shall issue and deliver to Seller the Converted Common Shares in book-entry form (or as otherwise directed by Seller in writing) as promptly as practicable following the date hereof, and in any event within three (3) Business Days thereafter. For purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.
2.4Retirement of Converting Shares.  Immediately following the delivery of the Converted Common Shares to Seller, the Converting Shares shall be deemed surrendered to the Company for conversion in accordance with the applicable Certificate of Designation, shall be retired and cancelled by the Company and Seller shall cease to be the holder of the Converting Shares (other than in its capacity as the holder of the Converted Common Shares). Seller acknowledges and agrees that the Converted Common Shares represent the only amount (in cash or equity) due and payable in respect of the Conversion and the Converting Shares and are being delivered in full satisfaction thereof.
3.Representations and Warranties of Seller.  Seller represents and warrants to the Company as of the date hereof, as follows:
3.1Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and Seller has the full right, power and authority to enter into and perform Seller’s obligations under this Agreement, including the sale, transfer and delivery of the Repurchase Shares and the surrender of the Converting Shares for conversion pursuant to the applicable Certificate of Designation. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.  No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of Seller in connection with the valid execution and delivery of this Agreement or the performance of Seller’s obligations hereunder, other than consents, approvals or authorizations that have been obtained or will have been obtained prior to the Closing.

3.2Seller is the sole record and beneficial owner of the Shares and has, and at the Closing will have, good and marketable title to the Shares and the full right, power and authority (a) to sell, transfer and deliver the Repurchase Shares to the Company pursuant to this Agreement and (b) to surrender the Converting Shares to the Company for conversion pursuant to the applicable Certificate of Designation, in each case free and clear of any lien, encumbrance, option, charge, equitable interest or restriction (other than restrictions imposed by securities laws, the organizational documents of the Company, that certain Voting and Lock-Up Agreement, dated as of the date hereof (the “Lock-Up Agreement”), by and between the Company and Seller, and that certain Registration Rights Agreement by and among Halcon Resources Corporation and the Investors party thereto, dated as of October 8, 2019, as amended from time to time (the “RRA”)). Seller has not granted any proxy, voting agreement or other similar right with respect to the Shares that would impair Seller’s ability to consummate the transactions contemplated hereby. Upon the Closing, the Company will acquire good and valid title to the Repurchase Shares, free and clear of any lien, encumbrance, option, charge, equitable interest or restriction (other than restrictions imposed by securities laws), and the Converting Shares shall be validly surrendered for conversion in accordance with the applicable Certificate of Designation (other than the obligation to deliver a Conversion Notice (as defined in each applicable Certificate of Designation) which obligation has been waived by the Company pursuant to the terms of this Agreement). The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the creation or imposition of any lien, encumbrance, option, charge, equitable interest or restriction on the Shares, nor will they be in conflict with or constitute (with or without due notice or lapse of time or both) a default under any agreement to which Seller is a party or by which the Shares may be bound, or contravene, conflict or constitute a violation of any order or judgment to which Seller is subject.
3.3Seller has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement because it has significant business and financial experience.  Seller expressly acknowledges and understands that the value of the Preferred Stock may increase in value after the Closing. Seller confirms, acknowledges and understands that by entering into this Agreement and consummating the transactions contemplated hereby, Seller will irrevocably forego all potential or actual gain that might otherwise be realized if Seller had continued to hold the Preferred Stock.
3.4Seller acknowledges that the Purchase Price may not reflect the fair market value of the Preferred Stock and the value of the Preferred Stock now or in the future may exceed the Purchase Price. Seller further acknowledges that the Company makes no representation as to the fair market value of the Preferred Stock or the Common Stock issuable upon conversion of the Converting Shares. Seller has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement and is not relying on any legal advice from the Company or its counsel with respect to the Repurchase or the Conversion.
3.5Seller (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) acknowledges that Seller is aware of the Company’s business, affairs and financial condition, (c) has entered into this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and the transactions contemplated by this Agreement and has received all the information that Seller considers material, necessary, and appropriate in determining whether to enter into this Agreement and consummate the transactions contemplated hereby, and (d) based on such information and the advice of such advisors as Seller has deemed appropriate, Seller acknowledges that such information is sufficient to allow Seller to reach an informed decision to enter into this Agreement and consummate the transactions contemplated hereby, and has independently made Seller’s own analysis and decision to enter into this Agreement and consummate the transactions contemplated hereby without reliance upon the Company or any of its affiliates or representatives, except as expressly set forth in this Agreement.
3.6Seller acknowledges that none of the Company or any of its officers, directors, stockholders, employees, agents, affiliates, or representatives is acting as a fiduciary or financial or investment adviser to Seller, and none of such persons has given Seller any investment advice, opinion or other information on whether the Repurchase, the Conversion or the other transactions contemplated by this Agreement are prudent. Seller acknowledges that (a) the Company currently may have, and later may come into possession of, information with respect to the Company that is not known to Seller and that may be material to Seller’s decision to enter into this Agreement or consummate the transactions contemplated hereby (“Seller Excluded Information”), (b) Seller does not require the Company to disclose any Seller Excluded Information to Seller, (c) Seller acknowledges that Seller Excluded Information may be indicative of a value of the Preferred Stock or the Common Stock issuable upon conversion of the Converting Shares that is substantially higher or lower than the Purchase Price or otherwise material to Seller’s decision to enter into this Agreement, (d) Seller has determined to enter into this Agreement and consummate the transactions contemplated hereby notwithstanding its lack of knowledge regarding Seller Excluded Information, and (e) Seller acknowledges that Seller has been afforded the opportunity to review this Agreement with Seller’s own legal counsel and accountants and that Seller has not relied on any representation or statement of, or made by, the Company in making Seller’s independent decision to enter into this Agreement and consummate the transactions contemplated hereby.
3.7Seller has not effected the Repurchase, the Conversion or any other transaction contemplated by this Agreement by or through a broker-dealer of any kind, and no person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against the Company for any commission, fee or other compensation by reason of any agreement, arrangement or understanding entered into by or on behalf of Seller.
3.8Seller understands that Seller, and not the Company or any of its affiliates, shall be responsible for any Tax liability of Seller that may arise as a result of the Repurchase, the Conversion, or the other transactions contemplated by this Agreement. For purposes of this Agreement, “Tax” means any federal, state, local, foreign or other net income, gross income, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, value added, customs duties, capital gain, social security, royalty, documentary or other tax, fee, assessment, duty or charge of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.
3.9None of (a) the sale, transfer and delivery of the Repurchase Shares and the surrender of the Converting Shares for conversion pursuant to the applicable Certificate of Designation and/or the terms hereof, (b) the execution, delivery and performance of this

Agreement, or (c) the consummation of the transactions contemplated hereby will result in a violation by Seller of any economic sanctions laws or regulations, or any anti-money laundering laws, of the United States or any other applicable jurisdiction. Seller is not, and is not owned or controlled by, a person that is the subject of sanctions administered by the U.S. Office of Foreign Assets Control or any other applicable governmental authority.
3.10There are no insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, pending or, to the knowledge of Seller, threatened, against Seller. Seller has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings and Seller has no knowledge of any such actions having been discussed by any representative of Seller with any other person.
3.11Neither Seller nor any of its affiliates has, directly or indirectly, (a) entered into any short sale or any swap, hedge or any other transaction similar to (or the effect of which is similar to) a short sale with respect to any securities of the Company or (b) entered into any agreement, arrangement or understanding with respect to the foregoing.
3.12Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4, neither the Company nor any of its representatives has made any representation or warranty to Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not relied on any representation or warranty other than those expressly set forth in Section 4.
4.Representations and Warranties of the Company.  The Company represents and warrants to Seller as of the date hereof, as follows:
4.1The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Company has the full right, power and authority to enter into and perform the Company’s obligations under this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity. No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of the Company in connection with the valid execution and delivery of this Agreement or the performance of the Company’s obligations hereunder, other than consents, approvals or authorizations that have been obtained or will have been obtained prior to the Closing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.
4.2Neither the execution and delivery of this Agreement nor the performance of the Company’s obligations under this Agreement, including the issuance of the Converted Common Shares, will (a) violate the certificate of incorporation, the Certificate of Designations or bylaws (or other similar organizational documents) of the Company, (b) conflict with or constitute (with or without due notice or lapse of time or both) a default under any material agreement to which the Company is a party or (c) contravene, conflict with or constitute a violation of any applicable law, order or judgment to which the Company is subject.
4.3The Converted Common Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of any lien, encumbrance, option, charge, equitable interest or restriction (other than restrictions imposed by applicable securities laws, the organizational documents of the Company, the Lock-Up Agreement and the RRA).
4.4The Company has reserved for issuance a sufficient number of authorized but unissued shares of Common Stock to issue the Converted Common Shares upon the Conversion.
4.5The Company has sufficient funds available to pay the Purchase Price in accordance with this Agreement.
4.6There are no insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, pending or, to the knowledge of the Company, threatened, against the Company. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings and the Company has no knowledge of any such actions having been discussed by any representative of the Company with any other person.
4.7Assuming the accuracy of the representations and warranties of Seller in Section 3 hereof, the offer, issuance and delivery of the Converted Common Shares to Seller in accordance with this Agreement are exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.
4.8The Company acknowledges that the consummation of the transactions contemplated by this Agreement shall not affect or impair any rights that Seller may have under the Lock-Up Agreement or the RRA, including, without limitation, any registration rights.
4.9The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3, neither Seller nor any of its representatives has made any representation or warranty to the Company in connection with this Agreement or the transactions contemplated hereby, and the Company has not relied on any representation or warranty other than those expressly set forth in Section 3.
5.Seller Release of Claims. Effective as of the Closing, Seller, on behalf of itself and its affiliates, hereby releases (and covenants not to sue) the Company and its affiliates, and each of their respective current or former stockholders, directors, officers, members, agents, employees, attorneys, consultants, or professional advisors (collectively, the “Seller Released Parties”), from any and all obligations, demands, actions, causes of action, suits, counterclaims, set-offs, defenses, controversies, acts and omissions, liabilities, and other claims (“Claims”) arising in connection with this Agreement and the transactions contemplated hereby, including the negotiation, execution, delivery and performance of this Agreement and the Repurchase, the Conversion and the other transactions contemplated hereby (including, for the avoidance of doubt, any Claims based upon any information, including any financial projections, provided or made available, or not provided or made available, or statements made, or any omissions therefrom, to Seller), both in law and in equity, known or unknown, suspected or unsuspected, which Seller, or any of its affiliates, has ever had against the Released Parties, other than any Claim based on, arising from or relating to (a) any breach or violation by the Company of its express obligations under this Agreement, (b) any other acts or events occurring after the Closing (including any claims in respect of acts or events occurring after the Closing and arising under or in connection with the organizational documents of the Company, the Lock-Up Agreement or the RRA) or (c) actual and intentional fraud under Delaware common law by any of the Seller Released Parties in the making of the representations and warranties expressly set forth in this Agreement. Seller hereby waives any rights it may have under any statute or common law principle of any jurisdiction that would otherwise limit the scope of a general release to claims known or suspected to exist as of the Closing.
6.Company Release of Claims. Effective as of the Closing, the Company, on behalf of itself and its affiliates, hereby releases (and covenants not to sue) Seller and its affiliates, and each of their respective current or former stockholders, directors, officers, members, managers, agents, employees, attorneys, consultants, or professional advisors (collectively, the “Company Released Parties”), from any and all Claims arising in connection with this Agreement and the transactions contemplated hereby, including the negotiation, execution, delivery and performance of this Agreement and the Repurchase, the Conversion and the other transactions contemplated hereby, both in law and in equity, known or unknown, suspected or unsuspected, which the Company, or any of its affiliates, has ever had against the Company Released Parties, other than any Claim based on, arising from or relating to (a) any breach or violation by Seller of its express obligations under this Agreement, (b) any other acts or events occurring after the Closing (including any claims in respect of acts or events occurring after the Closing and arising under or in connection with the Lock-Up Agreement) or (c) actual and intentional fraud under Delaware common law by any of the Company Released Parties in the making of the representations and warranties expressly set forth in this Agreement. The Company hereby waives any rights it may have under any statute or common law principle of any jurisdiction that would otherwise limit the scope of a general release to claims known or suspected to exist as of the Closing.
7.Miscellaneous.
7.1Governing Law; Submit to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

7.2Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).
7.3Amendments.  No amendment, waiver, or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by the Company and Seller.
7.4Entire Agreement.  This Agreement, including the exhibits and schedules hereto, constitute the entire agreement between the parties with respect to the transactions contemplated hereby.  This Agreement supersedes all prior agreements, understandings, negotiations and representations between the parties with respect to such transactions.
7.5Successors and Assigns.  Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
7.6Waiver.  Any party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
7.7Severable Provisions.  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
7.8Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be:  (a) mailed by registered or certified mail, postage prepaid, to the receiving party’s address set forth on the signature pages hereto; (b) sent by electronic mail to the receiving party’s electronic mail address set forth on the signature pages hereto; or (c) delivered by hand, messenger, or courier service to the receiving party.  Each such notice or other communication shall, for all purposes of this Agreement, be treated as effective or having been given: (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier); (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid; or (iii) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.  Each party may update or otherwise change their address or electronic address by providing notice to the other party pursuant to this Section 7.8.
7.9Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.10Further Assurances.  Each party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by the other party, before or after the Closing, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
7.11Expenses.  The parties shall each bear their own expenses and legal fees incurred in connection with this Agreement and the transactions contemplated hereby; provided, that if any party institutes any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision of this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party the prevailing party’s reasonable attorneys’ fees and costs.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Repurchase and Conversion Agreement as of the date set forth above.

SELLER:

Gen IV Investment Opportunities, LLC

By:	/s/ Jeff Wade
Name:	Jeff Wade
Title:	Chief Compliance Officer

Address:	250 West 55th Street, 31st Floor
New York, New York 10019
Email:	[***]

[Signature page to Preferred Stock Repurchase and Conversion Agreement]

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Repurchase and Conversion Agreement as of the date set forth above.

COMPANY:

BATTALION OIL CORPORATION

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

[Signature page to Preferred Stock Repurchase and Conversion Agreement]

EXHIBIT A

STOCK POWER AND ASSIGNMENT

SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Gen IV Investment Opportunities, LLC, a Delaware limited liability company (“Seller”) sells, assigns, and transfers 5,138 shares of Series A Redeemable Convertible Preferred Stock and 6,578.11 shares of Series A-1 Redeemable Convertible Preferred Stock of Battalion Oil Corporation, a Delaware corporation (the “Company”), to the Company, standing in Seller’s name on the Company’s books, and does irrevocably constitute and appoint the Company’s Secretary as its attorney to transfer such shares on the Company’s books with full power of substitution in the premises.

Dated:

[•]

SCHEDULE I

CONVERSION OF CONVERTING SHARES

Series of Preferred Shares	No. of Preferred Shares Converted	Conversion Price	Conversion Ratio	Common Shares Issued
Series A-1	1,231.89	$7.63	206.0367	253,815
Series A-2	6,630	$6.21	242.5105	1,607,845
Series A-3	3,789	$6.83	210.9305	799,216
Series A-4	3,789	$6.42	219.9479	833,383
Total	15,439.89	-	-	3,494,258